EquiCom Management Corporation

12th Floor, 44 Wall Street

New York, New York 10005

Tel. (604) 813-1762 - Fax. (212) 461-2223 - Email: JGLenoski@Gmail.com

July 6, 2005

Mr. Yulong Guo, Presiddent Asia Electrical Power International Group Inc 2255-A Renaissance Drive Las Vegas, Nevada 89119 U.S.A. - Delivered

Dear Mr. Guo,

RE:	Investor Relations Representation for
Asia Electrical Power International Group Inc.["APEIG"],

We appreciate your invitation to provide you with a summary on the wide range of professional tasks we perform for client companies. Together with the information on our firm and our approach to investor relations which is being presented to you, this constitutes our Proposal for IR Representation as an integral part of the going-public process for your company.

PROGRAM INGREDIENTS: On the basis of our client service record of some 15 years' standing, EquiCom is in a position to provide its best efforts for AEPIG ongoing Investor Relations ("IR") planning and program execution. In particular, we do our utmost to deliver to the investing public on behalf of our clients, corporate information/financial communications components, such as :

-	Corporate summaries/fact sheets & product profiles of your company, for dissemination.

-	Stock Brokers contact initiation and coordination an ongoing basis (to build loyalty & awareness and to create liquidity).

-	A PowerPoint presentation (effective for capturing the essential company story).

-	A news release format, plus the periodic preparation and dissemination of draft contents, to stock brokers and the investor community as a whole.

-	Production of an in-house newsletter for shareholder updates, plus outreach to external newsletter writers.

-	Active day-to-day information release to shareholders and the investing public.

-	Mailing the company's information to interested organizations, investment banks, mutual fund groups, etc.

All of the above is done in accordance with the ongoing requirements of a proactive Investor Relations (IR) approach premised upon one key goal: achieving results measured in Shareholder Value. In addition, we may also make contact with business publications, radio and TV stations, as and when appropriate.

PROFESSIONAL FEES: Insofar as budgeting for IR representation is concerned, please refer to page 3 of this letter. The Agreement arising from this Proposal shall be effective for the period September 1, 2005 through December 31, 2006, and is subject to cancellation by either party with 60 days notification.

We trust that you find the above to be satisfactory, and we appreciate the opportunity to work with Asia Electrical Power International Group Inc. on behalf of your shareholders. Please sign your concurrence with this Proposal in the appropriate place on Page 3 and keep a copy for your records.

INVESTOR RELATIONS & FINANCIAL COMMUNICATIONS

Affiliates in London - Los Angeles - Vancouver

Thank you for your interest, and for your consideration. Yours very truly, EquiCom Management Corporation

J. Gerard Lenoski Managing Director Encl.

3

AGREEMENT Concerning an

Investor Relations Program

to be organized & managed by EquiCom Management Corp.

[as per engagement letter dated July 6, 2005]

for

ASIA ELECTRICAL POWER INTERNATIONAL GROUP INC. ("APEIG")

during the public company launch year: 2005-2006

In order for the Investor Relations program to be effective, the following costs are budgeted for, and will be incurred and paid by AEPIG:

Retainer Fees for the	US$15,000. payable every 3 months
period September 1, 2005 through	in advance
December 31, 2006	via wire transfer

PLEASE NOTE: Advertising in business/financial publications, radio and television would involve extra costs, to be discussed and approved in advance of any commitments.

AGREED: Date: July 12, 2005

/s/ Yulong Guo

______________________________________________

ASIA ELECTRICAL POWER INTERNATIONAL GROUP INC.

/s/ J. Gerald Lenoski

______________________________________________
EQUICOM MANAGEMENT CORPORATION